Sunvalley Solar Inc.

398 Lemon Creek Suite A, Walnut, CA 91789

Tel: (909)598-0618 Fax: (909)598-6633

Date: 12/21/2011

Private Loan Agreement

Due to the rapid business development, the Company needs funds for operation and inventory purchase. The Board of Directors authorize Hangbo Yu (General Manager), on behalf of the Company, to sign a short term loan agreement with James Zhang (shareholder/CEO). The loan amount is $50,000. The start day will be the day that $50,000 is transferred to the Company's account. The annual interest for this short-term loan is $6.50% and the term of this loan should be less than a year.

Borrower:

/s/ Hangbo Yu

Hangbo Yu, General Manager

Sunvalley Solar Inc.

Lender:

/s/ James Zhang

James Zhang